Exhibit 107

Calculation of Filing Fee Tables

F-1
(Form Type)

Coforge Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type(1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)(3)		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	–	–	–	–	–	–		–	–
Fees Previously Paid	Equity	Equity Shares	457(o)			US$	100,000,000	$92.70 per million	US$	9,270.00
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					US$	100,000,000		US$	9,270.00
	Total Fees Previously Paid								US$	9,270.00
	Total Fee Offsets
	Net Fee Due								US$	0

(1)     American depositary shares issuable upon deposit of the equity shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-     ). Each American depositary share represents           equity shares.

(2)     Includes the aggregate offering price of additional equity shares, represented by ADSs, that the underwriters have the option to purchase.

(3)     Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

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